                                EXHIBIT 12.1
                         PACIFIC GATEWAY EXCHANGE, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                        Nine Months
                                                          Ended
                                                       September 30,             Year ended December 31,
                                                     -----------------  ------------------------------------------
(in thousands)                                         1999     1998      1998     1997     1996    1995     1994
                                                     --------  -------  --------  -------  ------  -------  ------
Earnings:
  Net income                                         $10,249   $14,913  $19,936   $12,497  $5,808   $1,786  $  636
  Adjustments for minority interests:
  Equity in earnings of affiliated companies, net     (1,322)        -   (1,499)        -       -        -       -
  Distributions received from equity investees           966         -      900         -       -        -       -
  Income tax expense                                   5,480     8,165   10,635     7,338   3,877    1,155     205
  Net fixed charges less capitalized interest            947       319      425       322     270      585     224
                                                     --------  -------  --------  -------  ------  -------  ------
      Total Earnings                                  16,320    23,397   30,397    20,157   9,955    3,526   1,065
                                                     ========  =======  ========  =======  ======  =======  ======
Fixed Charges:
  Interest on long-term debt, net                          -         -        -         -       -        -       -
  Interest on short-term borrowings                        -         -        -         -     185      538     193
  Interest on capital leases (1)                         947       319      425       322      85       47      31
  Capitalized Interest                                   993         -        -         -       -        -       -
  Amortized premiums and discounts                         -         -        -         -       -        -       -
                                                     --------  -------  --------  -------  ------  -------  ------
      Total Fixed Charges                              1,940       319      425       322     270      585     224
                                                     ========  =======  ========  =======  ======  =======  ======

Ratio of Earnings
  to Fixed Charges                                      8.41     73.34    71.52     62.60   36.87     6.03    4.76

(1) One-third of all rentals (Estimated to be representative of the interest component)

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

                                 EXHIBIT 12.1
                        PACIFIC GATEWAY EXCHANGE, INC.

                                   Nine Months Ended
                                     September 30,
                                   -----------------
                                     1999      1998
                                   ---------  ------
  Rent:
  100-6174                         $  108,361  $    -
  100-6252                            307,461
  100-6251                            189,856
  Australia                           130,570
  IECom                               203,128
  Germany                             246,985
  Japan                               288,922
  NZ                                   18,245
  Onyx                                  6,578
  Rustelnet                           172,800
  UK                                    4,931
  US                                1,162,030
                                   ----------  ------
     Total                         $2,839,867  $    -
                                   ==========  ======

  Assumed Interest - 1/3           $  946,622  $    -


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